Exhibit 10.2

EXECUTION VERSION

Stock Purchase Agreement

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 30, 2013, by and between Number Holdings, Inc., a Delaware corporation (the “Company”) and Avenue of the Stars Investments LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, Stéphane Gonthier (“Gonthier”) is the sole manager of Purchaser and is an employee of 99¢ Only Stores, Inc. (“99¢”) the Company’s subsidiary; and

WHEREAS, as part of Gonthier’s compensatory arrangement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, in the aggregate, (i) 4,922 shares of Class A Common Stock, par value $0.001 per share (the “Class A Shares”), of the Company, and (ii) 4,922 shares of Class B Common Stock, par value $0.001 per share (the “Class B Shares,” and together with the Class A Shares, the “Shares”).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                                           Purchase and Sale.  The Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company, the Shares for the cash purchase price of $5,999,918 (the “Purchase Price”).

Section 2.                                           Closing.  The purchase and sale of the Shares shall take place on the date hereof (the “Closing”).  At the Closing, the Company shall deliver to the Purchaser stock certificates evidencing the Shares registered in the Purchaser’s name, against delivery to the Company by the Purchaser of the Purchase Price in full by cashier’s check, wire transfer of immediately available funds to an account designated by the Company prior to the Closing or other means approved by the Company at or prior to the Closing.

Section 3.                                           Stockholders Agreement.  At the Closing, the Purchaser shall execute and deliver to the Company a joinder agreement to the Stockholders Agreement, dated as of January 13, 2012, among the Company and the stockholders of the Company (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), in substantially the form attached to the Stockholders Agreement.  Upon such execution and delivery, the Purchaser will become bound by the terms and conditions of the Stockholders Agreement and become a “Stockholder” and hold the status of a “Stockholder” thereunder and the Shares shall be designated as “Common Stock” under the Stockholders Agreement.

Section 4.                                           Company’s Right to Repurchase.

a.                                      Company’s Right to Repurchase.  In the event of Gonthier’s termination of employment with 99¢ for any reason (a “Termination”), the Company shall have the right (the “Repurchase Right”), but not the obligation, to repurchase (or to cause one or more of its designees to repurchase) from the Purchaser (or its transferee) any or all of the Shares, during the 90 day period following the date of Termination (the “Repurchase Period”) for a price (the “Repurchase Price”) equal to the fair market value of the Shares on the date of Termination; provided, that the Company must exercise the Repurchase Right with respect to an equal number of Class A Shares and Class B Shares, concurrently.

b.                                      To exercise any Repurchase Right, the Company (or one or more of its designees) shall deliver a written notice to the Purchaser (or its transferee) setting forth the securities to be repurchased and the price thereof, and the date on which such repurchase is to be consummated, which date shall be not less than 15 days or more than 30 days after the date of such notice.  On the date of consummation of the repurchase, (i) the Company (or one or more of its designees) will pay the Purchaser (or its transferee) the Repurchase Price in cash or, in the Company’s discretion and to the extent not prohibited by law, by cancellation of indebtedness of Gonthier to the Company or any subsidiary or any combination thereof and (ii) the Purchaser (or its transferee) shall (A) cooperate with the Company to cause any certificates evidencing the shares being purchased that are being held in escrow by the Company to be delivered to the Company or its designee or (B) deliver the certificates evidencing the shares being purchased, duly endorsed in blank by the person in whose name the certificate is issued or accompanied, free and clear of any liens, and with stock (or equivalent) transfer taxes affixed.  The Company may exercise its Repurchase Rights upon one or more occasions at any time during the Repurchase Period.

c.                                       Notwithstanding the foregoing, the Repurchase Period and the date on which any repurchase is to be consummated may be extended by the Company at any time when repurchase by the Company (i) is prohibited pursuant to applicable law, (ii) is prohibited under any debt instrument of the Company or any of its affiliates or (iii) would result in adverse accounting consequences for the Company, in each case as determined by the Company.

Section 5.  Cancellation of Equity Backstop.  Upon the sale of the Shares to the Purchaser pursuant to this Agreement, Section 2(f) (Equity Backstop) of the Employment Agreement between 99¢ and Gonthier, dated as of September 3, 2013 (the “Employment Agreement”), is hereby terminated in its entirety and Gonthier hereby agrees that he shall not be entitled to any payments pursuant thereto.

Section 6.  Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser as follows:

a.                                      The Company has all requisite power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

b.                                      The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of the Company or any of the Company’s subsidiaries under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any provision of (A) the charter or organizational documents of the Company, (B) any contract to which the Company is a party or by which any of their respective properties or assets is bound or (C) any judgment or law applicable to the Company or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any governmental entity, other than compliance with the applicable requirements, if any, of the United States Securities Exchange Act of 1934, except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of the Company to timely perform any of its obligations hereunder in any material respect.

c.                                       The Shares to be issued to the Purchaser under this Agreement have been duly and validly authorized and, when issued to the Purchaser in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable and not issued in violation of any options, rights of first refusal, rights of first offer, subscription rights, preemptive rights or similar rights under (i) any provision of law, (ii) the Company’s organizational documents or (iii) any material contract to which the Company is a party or otherwise bound.

Section 7.                                           Representation and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company as follows:

a.                                      The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Purchaser.

b.                                      The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of the Purchaser under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any provision of (A) the organizational documents of the Purchaser, (B) any contract to which the Purchaser is a party or by which any of its properties or assets is bound or (C) any judgment or law applicable to the Purchaser or (ii) require any consent of, or registration, declaration or filing with, notice to, or permit from, any governmental entity, other than compliance with the applicable requirements, if any, of the United States Securities Exchange Act of 1934, except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of the Purchaser to timely perform any of its obligations hereunder in any material respect.

c.                                       The Purchaser is acquiring the Shares solely for its own account and not with a view to its distribution within the meaning of the United States Securities Act of 1933, and the rules and regulations promulgated thereunder (collectively, the “Act”).  The Purchaser acknowledges that (i) the Shares have not been registered under the Act nor qualified under any applicable state securities or blue sky laws and, as such, may not be offered, sold or otherwise transferred unless they are registered under the Act and applicable state securities or blue sky laws or an applicable exemption from such registration is available, (ii) no federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Shares, and (iii) there is no public market for the Shares or any of the Company’ securities and there is no certainty that such a market will ever develop.  There can be no assurance that the Purchaser will be able to sell or dispose of the Shares.

d.                                      The Company has made available to the Purchaser and the Purchaser has received all documents and information that the Purchaser has requested relating to an investment in the Company.  The Purchaser has carefully reviewed such documents and understands the information contained therein, prior to the execution of this Agreement.  The Purchaser recognizes that investing in the Company involves substantial risks and has taken full cognizance of and understands all of the risk factors related in an investment in the Shares.  The Purchaser has carefully considered and has, to the extent the Purchaser believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company and the Purchaser has determined that the issuance of the Shares is a suitable investment for the Purchaser.  The Purchaser acknowledges that the Company has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (ii) made any representation to the Purchaser regarding the legality of an investment in the Shares under applicable legal investment or similar laws or regulations.  In deciding to purchase the Shares, the Purchaser is not relying on the advice or recommendations of the Company or its affiliates or any of their respective officers, directors, employees, agents or advisors, and the Purchaser has made its own independent decision that the investment in the Shares is suitable and appropriate for the Purchaser.

e.                                       The Purchaser is an “Accredited Investor” as such term is defined under Rule 501(a) of Regulation D promulgated under the Act.  The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.  The Purchaser, or the Purchaser’s professional advisor, has the capacity to protect the Purchaser’s concerns in connection with the investment in the Shares, and the Purchaser is able to bear the economic risk, including the complete loss, of an investment in the Shares.

f.                                        The Purchaser is unaware of, is in no way relying on, and did not become aware of the investment through or as a result of, any form of general solicitation or general advertising, including, without limitation, any article, notice or advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television and radio, or electronic mail over the Internet, in connection with the investment in the Shares and did not become aware of the investment in the Shares through or as a result of any seminar or meeting to which the Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to the Purchaser in connection with investments in securities generally.

Section 8.                                           Certain Transfers.  Notwithstanding anything herein to the contrary, the Shares may be transferred at the discretion of the Purchaser, to the extent lawful, upon reasonable advance notice to, and subject to documentation reasonably requested by, the Company, to a limited liability company, the sole members of which are members of Gonthier’s immediate family, or a trust solely for the benefit of members of Gonthier’s immediate family, unless such transfer, in the Company’s reasonable determination, could result in a material financial adverse impact to the Company. Any Person to whom the Shares are transferred pursuant to this Section 8 shall be subject to all of the terms of this Agreement and the Stockholders Agreement.

Section 9                                              Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements (including Section 2(f) of the Employment Agreement), representations and warranties between them respecting the subject matter hereof.

Section 10.                                    Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.  Neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto without the prior written consent of the other party.  Any attempted transfer or assignment in violation of this Section 10 shall be void.

Section 11.                                    No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 12.                                    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

Section 13.                                    Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflict of laws that would require the application of the laws of another jurisdiction.

Section 14.                                    Waiver of Jury Trial.  Except as provided in the Fair Competition Agreement entered into by and between 99¢ and Gonthier, all Disputes shall be resolved in accordance with the Arbitration of Disputes Agreement by and between 99¢ and Gonthier, which is incorporated herein.

Section 15.                                    No Right to Employment.  This Agreement is not an agreement of employment.  This Agreement shall not (a) guarantee that 99¢ will employ Gonthier for any specific time period or (b) modify or limit in any respect 99¢’s right to terminate or modify Gonthier’s employment or consideration.

Section 16.                                    Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or the Purchaser.  As used herein:  (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 17.                                    No Strict Construction.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

NUMBER HOLDINGS, INC.

By:	/s/ Frank Schools
	Name:	Frank Schools
	Title:	Chief Financial Officer

STÉPHANE GONTHIER

By:	/s/ Stéphane Gonthier
Stéphane Gonthier

AVENUE OF THE STARS INVESTMENTS LLC

By:	/s/ Stéphane Gonthier
	Name:	Stéphane Gonthier
	Title:	Manager